SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2012

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective February 2, 2012, AtriCure, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Second Loan Modification Agreement (the “Loan Modification Agreement”) and an Export-Import Bank Second Loan Modification Agreement (the “Ex-Im Agreement” and, collectively with the Loan Modification Agreement, the “Modification Agreements”) which set forth certain amendments to the Company’s credit facility with the Bank.

The Loan Modification Agreement provides for a new $10,000,000 term loan in addition to the existing $10,000,000 revolving facility. The proceeds of the new term loan will be used to repay the current principal amount of the existing term loan ($6,125,000), to pay interest and certain fees and expenses and for other general corporate purposes. The new term loan has a five-year term and principal payments in the amount of $166,666.67, together with accrued interest, are due and payable monthly. The term loan accrues interest at a fixed rate of 6.75%.

The Modification Agreements also provide for a change to a Liquidity Ratio covenant to replace the existing Adjusted Quick Ratio covenant. The interest rate on borrowings under the revolving facility is determined by the Company’s Liquidity Ratio.

The foregoing descriptions of the Modification Agreements are qualified in their entirety by the full text of the Loan Modification Agreement and the Ex-Im Agreement as attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
10.1	Second Loan Modification Agreement between Silicon Valley Bank and AtriCure, Inc. dated February 2, 2012

10.2	Export-Import Bank Second Loan Modification Agreement between Silicon Valley Bank and AtriCure, Inc. dated February 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRICURE, INC.

Date: February 2, 2012	By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and Administration and Chief Financial Officer